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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of March 5, 2003 by and between Keystone Savings Bank ("Keystone"), and Scott
V. Fainor (the "Executive").

                              W I T N E S S E T H :

          WHEREAS, Keystone is in the process of converting from the mutual to the stock form of organization (the "Conversion") and will concurrently become a wholly owned subsidiary of KNBT Bancorp, Inc., a business corporation to be organized under the laws of the Commonwealth of Pennsylvania (the "Company");

          WHEREAS, immediately following the Conversion, First Colonial Group, Inc. ("First Colonial") will merge with and into the Company (the "Merger"), pursuant to an Agreement and Plan of Merger between Keystone and First Colonial dated March 5, 2003 (the "Merger Agreement"), with the Company being the surviving company;

          WHEREAS, immediately following the Merger, Nazareth National Bank and Trust Company ("Nazareth Bank"), a national bank and a wholly owned subsidiary of First Colonial, will merge with and into Keystone (the "Bank Merger"), with Keystone being the surviving institution and to be known as "Keystone Nazareth Bank & Trust Company" (the "Bank");

          WHEREAS, the Executive is currently employed as the President and Chief Executive Officer of Nazareth Bank and its parent holding company First Colonial pursuant to an employment agreement between Nazareth Bank and the Executive entered into as of December 27, 2001 (the "Nazareth Employment Agreement");

          WHEREAS, Keystone desires to ensure that the Company and the Bank are assured of the continued availability of the Executive's services as provided in this Agreement, with the Company and the Bank collectively referred to herein as the "Employers"; and

          WHEREAS, the Executive is willing to serve the Company and the Bank on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Employers and the Executive hereby agree as follows:

SECTION 1. EFFECTIVE DATE; EMPLOYMENT.

          This Agreement shall be effective on the date on which the Merger is completed (the "Effective Date"). Each of the Employers agrees to employ the Executive, and the Executive hereby

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agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

SECTION 2. EMPLOYMENT PERIOD.

          (a) The terms and conditions of this Agreement shall be and remain in effect during the period of three years beginning on the Effective Date and ending on the third anniversary of the Effective Date, plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the "Employment Period").

          (b) Except as provided in Section 2(c), beginning on the Effective Date, on each annual anniversary date of the Effective Date during the Employment Period, the Employment Period shall automatically be extended for one additional year, unless either the Company or the Bank, on the one hand, or the Executive, on the other hand, elects not to extend the Agreement further by giving written notice thereof to the other parties at least 30 days prior to such annual anniversary date. Upon termination of the Executive's employment with either of the Employers for any reason whatsoever, any annual extensions provided pursuant to this Section 2(b), if not theretofore discontinued, shall automatically cease.

          (c) Nothing in this Agreement shall be deemed to prohibit the Employers at any time from terminating the Executive's employment during the Employment Period with or without notice for any reason, provided that the relative rights and obligations of the Employers and the Executive in the event of any such termination shall be determined under this Agreement.

SECTION 3. DUTIES.

          (a) Throughout the Employment Period, the Executive shall serve as the President and the Chief Executive Officer of each of the Employers, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of each of the Employers and as are customarily associated with such positions. The Executive shall devote his full business time, attention, skills and efforts (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence and other than as permitted or contemplated by Section 7 hereof) to the business and affairs of the Employers and shall use his best efforts to advance the interests of the Employers.

          (b) Throughout the Employment Period, the Board of Directors of the Bank (the "Bank Board") shall nominate the Executive to be a director of the Bank when his term expires, subject to the fiduciary duties of the Bank Board, and the Company agrees to approve his election as a director of the Bank. Throughout the Employment Period, the Board of Directors of the Company (the "Company Board") shall nominate the Executive to be a director of the Company when his term expires and recommend his election to the stockholders of the Company, subject to the fiduciary duties of the Company Board.

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SECTION 4. CASH AND OTHER COMPENSATION.

          (a) In consideration for the services to be rendered by the Executive hereunder, the Employers shall pay to him a salary of three hundred thirty-five thousand dollars ($335,000) annually ("Base Salary"). The Executive's Base Salary shall be payable in approximately equal installments in accordance with the Company's and the Bank's customary payroll practices for senior officers. Base Salary shall include any amounts of compensation deferred by the Executive under any tax-qualified retirement or welfare benefit plan or any other deferred compensation arrangement. The Company Board and the Bank Board shall review the Executive's annual rate of salary at such times during the Employment Period as they deem appropriate, but not less frequently than once every twelve months, and may, in their respective discretion, approve an increase therein. In addition to salary, the Executive may receive other cash compensation from the Employers for services hereunder at such times, in such amounts and on such terms and conditions as the Company Board or the Bank Board may determine from time to time. Any increase in the Executive's annual salary shall become the Base Salary of the Executive for purposes hereof. The Executive's Base Salary as in effect from time to time cannot be decreased by the Employers without the Executive's express prior written consent.

          (b) The Executive shall be entitled to participate in an equitable manner with all other executive officers of the Employers in discretionary bonuses as authorized by the Company Board and/or the Bank Board to executive officers. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's right to participate in such bonuses when and as declared by the Company Board and/or the Bank Board.

SECTION 5. EMPLOYEE BENEFIT PLANS AND PROGRAMS.

          (a) During the Employment Period, the Executive shall be treated as an employee of the Company and the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings or profit-sharing plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans but excluding restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company and the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company's and the Bank's customary practices. Any grants under a restricted stock plan to the Executive shall be at the discretion of either the Company Board or the committee that administers such plan. Nothing paid to the Executive under any such plan or program will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

          (b) During the Employment Period, the Employers shall provide the Executive with an automobile allowance equal to $1,000 per month.

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          (c) During the Employment Period, the Employers shall reimburse the
Executive for his monthly membership dues to be a member of the Saucon Valley Country Club.

SECTION 6. INDEMNIFICATION AND INSURANCE.

          (a) During the Employment Period and for a period of six years thereafter, the Employers shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by them to insure their directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Employers or service in other capacities at the request of the Employers. The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Employers or any successors.

          (b) To the maximum extent permitted under applicable law, the Employers shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures that may be incurred by the Executive in his capacity as a director or officer of the Employers or any subsidiary or affiliate.

SECTION 7. OUTSIDE ACTIVITIES.

          The Executive may (a) serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Employers (which approval shall not be unreasonably withheld), and (b) perform duties as a trustee or personal representative or in any other fiduciary capacity, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder, provided that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Employers and generally applicable to all similarly situated executives. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

SECTION 8. WORKING FACILITIES AND EXPENSES.

          It is understood by the parties that the Executive's principal place of employment shall be at the Employers' principal executive office located in Bethlehem, Pennsylvania, or at such other location within 25 miles of the address of such principal executive office, or at such other location as the Employers and the Executive may mutually agree upon. The Employers shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Employers and necessary or

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appropriate in connection with the performance of his assigned duties under this
Agreement. The Employers shall reimburse the Executive for his ordinary and necessary business expenses attributable to the Employers' business, including, without limitation, the Executive's travel and entertainment expenses incurred in connection with the performance of his duties for the Employers under this Agreement, in each case upon presentation to the Employers of an itemized account of such expenses in such form as the Employers may reasonably require.

SECTION 9. TERMINATION OF EMPLOYMENT WITH BENEFITS.

          (a) Subject to Section 9(c), the Executive shall be entitled to the benefits described in Section 9(b) in the event that:

          (i) his employment with both of the Employers terminates during the Employment Period as a result of the Executive's voluntary resignation within six full calendar months following:

               (A) the failure of either the Company Board or the Bank Board to appoint or re-appoint the Executive to the positions with the Company stated in Section 3(a) of this Agreement;

               (B) the expiration of a 30-day period following the date on which the Executive gives written notice to the Employers of their material failure, whether by amendment of the Articles of Incorporation or Bylaws of either the Company or the Bank, or by action of the Company Board, the Company's shareholders, the Bank Board, the Bank's shareholder(s), or otherwise, to vest in the Executive the functions, duties or responsibilities prescribed in Section 3(a) of this Agreement, unless, during such 30-day period, the Employers cure such failure;

               (C) the expiration of a 30-day period following the date on which the Executive gives written notice to the Employers of their material breach of any term, condition or covenant contained in this Agreement (including, without limitation, any reduction of the Executive's rate of Base Salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such 30-day period, the Employers cure such failure;

               (D) a change in the Executive's principal place of employment by a distance in excess of 25 miles from the Employers' principal executive office in Bethlehem, Pennsylvania;

               (E) the liquidation, dissolution, bankruptcy or insolvency of the Company or the Bank;

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               (F) the receipt by the Executive of written notice pursuant to
     Section 2(b) hereof that the Employment Period is not being extended as of any annual anniversary date of the Effective Date; or

               (G) the termination of the Executive's employment by one of the Employers for reasons other than those specified in Section 10 hereof; or

          (ii) the Executive's employment with the Employers is terminated by the Employers during the Employment Period for any reason other than for "cause," death or "Disability," as provided in Section 10(a).

          (b) Subject to Section 9(c) and if the Executive has offered to continue to provide services on the terms contemplated by this Agreement and such offer has been declined, upon the termination of the Executive's employment pursuant to Section 9(a) of this Agreement, the Employers shall pay and provide to the Executive (or, in the event of his subsequent death, to his estate):

          (i) his earned but unpaid Base Salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this Section 9(b)) as of the date of the termination of his employment, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after termination of employment;

          (ii) the benefits, if any, to which he is entitled under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company's and the Bank's officers and employees through the date of the termination of his employment;

          (iii) continued group life, health, dental, accident and long term disability insurance benefits, in addition to that provided pursuant to
     Section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the period beginning on the date on which his employment terminates and ending on the earlier of (A) the last day of the Employment Period (the "Remaining Employment Period") or (B) 24 months from the date of termination (with such lesser period being the "Coverage Period"), coverage equivalent to the coverage to which he would have been entitled under such plans if he had continued to be employed during such period at the highest annual rate of salary achieved during the Employment Period;

          (iv) within 30 days following the date on which his employment terminates, a lump sum payment, in an amount equal to the present value of the Base Salary that the Executive would have earned if he had continued to be employed during the Coverage Period at the highest annual rate of Base Salary achieved during the Employment Period, such present value to be determined using a discount rate equal to the applicable short-term federal rate

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     prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as
     amended (the "Code"), compounded using the compounding periods corresponding to the Company's and the Bank's regular payroll periods for their officers, and such lump sum to be paid in lieu of all other payments of Base Salary provided for under this Agreement in respect of the Coverage Period;

          (v) within 30 days following the date on which his employment terminates, a lump sum payment in an amount equal to the excess, if any, of:

               (A) the present value of the aggregate benefits to which he would be entitled under any and all qualified defined benefit pension plans and non-qualified plans related thereto maintained by, or covering employees of, the Company and the Bank if he were 100% vested thereunder and had continued to be employed during the Coverage Period at the highest annual rate of Base Salary achieved during the Employment Period; over

               (B) the present value of the benefits to which he is actually entitled under such defined benefit pension plans as of the date on which his employment terminates; such present values to be determined using the mortality tables prescribed under Section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly, equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which the Executive's employment terminates ("Applicable PBGC Rate");

          (vi) within 30 days following the date on which his employment terminates, a lump sum payment in an amount equal to the present value of the additional employer contributions to which he would have been entitled under any and all qualified defined contribution plans and non-qualified plans related thereto maintained by, or covering employees of, the Company and the Bank as if he were 100% vested thereunder and had continued to be employed during the Coverage Period at the highest annual rate of Base Salary achieved during the Employment Period and making the maximum amount of employee contributions, if any, required or permitted under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable PBGC Rate, provided that no payments shall be made pursuant to this subsection (vi) with respect to the Company's Employee Stock Ownership Plan ("ESOP") if the ESOP is terminated effective as of a date within one year of the date of the termination of the Executive's employment;

          (vii) within 30 days following the date on which his employment terminates, a lump sum payment in an amount equal to the present value of the payments that would have been made to the Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company and the Bank if

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     he had continued to be employed during the Coverage Period and had earned in each calendar year that ends during the Coverage Period a bonus or incentive award that equals the highest annual bonus or incentive award paid to the Executive during the preceding 36 calendar months, with the present value of such payments to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code, compounded using the compounding periods corresponding to the Company's and the Bank's schedule of paying bonuses;

          (viii) for the first year following the date on which his employment terminates, reimbursement for all reasonable expenses incurred by the Executive in connection with the search for new employment, including without limitation those of a placement agency or service, and reimbursement for all reasonable relocation expenses incurred by the Executive in connection with securing new employment; provided, however, that the amounts payable by the Employers pursuant to this subsection
     (viii) shall not exceed $75,000;

          (ix) within 30 days following the occurrence of an event described in
     Section 9(a), upon the surrender of then outstanding options or appreciation rights previously issued to the Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Employers, a lump sum payment in an amount equal to the product of:

               (A) the excess of (I) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date on which his employment terminates, over (II) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

               (B) the number of shares with respect to which options or appreciation rights are being surrendered; and

          (x) within 30 days following the occurrence of an event described in
     Section 9(a), upon the surrender of any shares previously awarded to the Executive under any restricted stock plan maintained by, or covering employees of, the Employers, which are then subject to restrictions, a lump sum payment in an amount equal to the product of:

               (A) the fair market value of a share of stock of the same class of stock granted under such plan, determined as of the date of the Executive's termination of employment; multiplied by

               (B) the number of shares which are being surrendered.

The Employers and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section

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9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage but subject to mitigation as provided in Section 9(c). The Employers and the Executive further agree that the Employers may condition the payments and benefits (if any) due under Sections 9(b)(iii), (iv), (v), (vi), (vii) and (viii) on the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Employers or any of their subsidiaries or affiliates.

          (c) In the event that the Executive becomes entitled to liquidated damages pursuant to this Section 9 and a Change in Control as defined in Section 11(a) hereof has occurred within one year of the date of termination, the Employers' obligations with respect to damages payable under Sections 9(b)(iii) through 9(b)(viii) shall be reduced by the amount of the Executive's earned income, if any (within the meaning of Section 911(d)(2)(A) of the Code), during the Coverage Period. The Executive agrees that in the event he becomes entitled to liquidated damages pursuant to this Section 9 and a Change in Control as defined in Section 11(a) hereof has occurred within one year of the date of termination, then throughout the Coverage Period, he shall promptly inform the Employers of the nature and amounts of earned income which he earns from providing services other than to the Company or the Bank, or any of their respective successors, and shall provide such documentation of such cash income as the Employers may request. In the event of changes to such cash income from time to time, the Executive shall inform the Employers of such changes, in each case within five days after the change occurs, and shall provide such documentation concerning the change as the Employers may request. If a Change in Control has occurred within one year of the date of termination, the Executive shall reimburse to the Employers the cash payments or benefits provided by the Employers to him pursuant to Sections 9(b)(iii) through 9(b)(viii), up to the amount of earned income which he earns from providing services during the Coverage Period. Such reimbursement shall be made as and when payments of such earned income are received by the Executive or within 30 days thereafter. Other than as set forth in this Section 9(c), the Executive shall not be obligated to mitigate the amount of damages payable under Sections 9(b)(iii) through 9(b)(viii) of this Agreement and any income earned by the Executive from other employment shall not reduce such damages.

SECTION 10. TERMINATION WITHOUT ADDITIONAL EMPLOYER LIABILITY.

          (a) In the event that the Executive's employment with the Employers shall terminate during the Employment Period on account of:

          (i) the discharge of the Executive for "cause," which, for purposes of this Agreement, shall mean a discharge because either the Company Board or the Bank Board determines that the Executive has: (A) willfully failed to perform his assigned duties under this Agreement, other than any failure resulting from the Executive's incapacity due to physical or mental injury or illness; (B) committed an act involving moral turpitude in the course of his employment with the Employers and their subsidiaries; (C) engaged in willful misconduct; (D) breached his fiduciary duties for personal profit;
     (E) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar

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     offenses), written agreement or final cease-and-desist order with respect to his performance of services for the Company or the Bank, as determined by the Company Board or the Bank Board; or (F) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which the Company Board or the Bank Board gives written notice to the Executive of the material breach.

          (ii) the Executive's voluntary resignation from employment (including voluntary retirement) with the Company and the Bank for reasons other than those specified in Section 9(a)(i); or

          (iii) the death of the Executive while employed by the Employers, or the termination of the Executive's employment because of "Disability" as defined in Section 10(c) below;

then in any of the foregoing events, the Employers shall have no further obligations under this Agreement, other than (A) the payment to the Executive of his earned but unpaid Base Salary as of the date of the termination of his employment, (B) the payment to the Executive of the benefits to which he is entitled under all applicable employee benefit plans and programs and compensation plans and programs, and (C) the provision of such other benefits, if any, to which he is entitled as a former employee under the Company's or the Bank's employee benefit plans and programs and compensation plans and programs.

          (b) For purposes of this Section 10, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Employers. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company Board, the Bank Board or based upon the written advice of counsel for the Employers shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employers. The cessation of employment of the Executive shall not be deemed to be for "cause" within the meaning of Section 10(a)(i) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Company Board or the Bank Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in Section 10(a)(i) above, and specifying the particulars thereof in detail.

          (c) "Disability" shall be deemed to have occurred after the Executive has been absent from his duties hereunder on a full-time basis for six consecutive months due to any physical or mental injury or disease that prevents the Executive from engaging in substantially all of his duties. The existence of such physical or mental injury or disease shall be determined by a physician selected by the Employers, and the physician shall certify the existence or absence of such injury or disease to the Employers and the Executive. For purposes of this section, the Executive shall be

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deemed to have been absent from his duties hereunder on a full-time basis for six consecutive months if he has not, within any six-month period, attended to his duties on a full-time basis for 15 consecutive business days within such six-month period.

          (d) During any period in which the Executive is absent due to physical or mental injury or disease, the Employers may, without breaching this Agreement, appoint another person or persons to act as interim President and interim Chief Executive Officer pending the Executive's return to his duties on a full-time basis hereunder or his termination as a result of such Disability. Prior to the Executive's employment being terminated due to Disability under
Section 10(e) hereof, the Executive shall continue to receive his full Base Salary, bonuses and other benefits to which he is entitled under this Agreement, including continued participation in all employee benefit plans and programs.

          (e) The Employers may provide notice to the Executive in writing that they intend to terminate the Executive's employment under this Agreement, with the termination date to be on or after the date that the Executive has been absent from his duties hereunder on a full-time basis for six consecutive months due to any physical or mental injury or disease. At the time his employment hereunder is terminated due to Disability, (i) the Executive shall not be entitled to any payments or benefits pursuant to Sections 4 and 5 hereof for periods subsequent to such date of termination, and (ii) the Executive shall become entitled to receive the Disability payments that may be available under any applicable long-term disability plan or other benefit plan.

SECTION 11. PAYMENTS UPON A CHANGE IN CONTROL.

          (a) The term "Change in Control" shall mean the occurrence of any of the following events:

          (i) approval by the shareholders of the Company of a transaction that would result and does result in the reorganization, merger or consolidation of the Company, with one or more other persons, other than a transaction following which:

               (A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act")) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

               (B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially

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     owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act)
     at least 51% of the securities entitled to vote generally in the election of directors of the Company;

          (ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the shareholders of the Company of any transaction which would result in such an acquisition;

          (iii) a complete liquidation or dissolution of the Company or the Bank, or approval by the shareholders of the Company of a plan for such liquidation or dissolution;

          (iv) the occurrence of any event if, immediately following such event, members of the Company Board who belong to any of the following groups do not aggregate at least a majority of the Company Board:

               (A) individuals who were members of the Company Board on the Effective Date of this Agreement; or

               (B) individuals who first became members of the Company Board after the Effective Date of this Agreement either:

                    (1) upon election to serve as a member of the Company Board by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

                    (2) upon election by the shareholders of the Company Board to serve as a member of the Company Board, but only if nominated for election by the affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first nomination;

     provided that such individual's election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Company Board; or

          (v) any event which would be described in Section 11(a)(i), (ii),
     (iii) or (iv) if the term "Bank" were substituted for the term "Company" therein and the term "Bank Board" were substituted for the term "Company Board" therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 11(a), the term "person" shall include the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

          (b) Upon the occurrence of a Change in Control prior to the expiration of the Employment Period, the Employers shall pay to the Executive, in addition to the amounts payable pursuant to Section 9, a severance benefit in a lump sum payment, within 25 days after the effective time of such Change in Control equal to the greater of (i) the sum of the amounts payable as Base Salary pursuant to
Section 4 during the Remaining Employment Period and as additional cash compensation pursuant to Section 9(b)(vii) or (ii) three times the Executive's "base amount" from the Employers or their predecessors (excluding any income resulting from the vesting of restricted stock or the exercise of non-qualified options on or prior to the Effective Date) as defined under Section 280G of the Code, minus $1.00.

SECTION 12. TAX INDEMNIFICATION.

          (a) If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers and their subsidiaries, would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Code (the "Initial Parachute Payment"), then the Company shall pay to the Executive, at the time such payments or benefits are paid and subject to applicable withholding requirements, a cash amount equal to the sum of the following:

          (i) twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive's "base amount" from the Employers and their subsidiaries (including their predecessors), as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive's base amount being hereinafter referred to as the "Initial Excess Parachute Payment";

          (ii) such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state and federal income and excise taxes on the payment provided under clause (i) above and on any payments under this clause (ii). In computing such tax allowance, the payment to be made under clause (i) above shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

          GUP =   Tax Rate
                -----------
                1- Tax Rate

     The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (i) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

     (b) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in
Section 280G(b)(1) of the Code (before giving effect to the payments under Sections 12(a)(i) and (ii) above) is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment"), then the Company's independent tax counsel or accountants shall determine the amount (the "Adjustment Amount") which either the Executive must pay to the Company or the Company must pay to the Executive in order to put the Executive (or the Company, as the case may be) in the same position the Executive (or the Company, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Company shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Company, as the case may be.

     (c) In each calendar year that the Executive receives payments of benefits that constitute a parachute payment, the Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Company as described above. The Company shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys' fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information. The Executive shall promptly notify the Company in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 12 is being reviewed or is in dispute. The Company shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 12) and the Executive shall cooperate fully with the Company in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Company may have in connection therewith without the prior consent of the Company.

SECTION 13. SOURCE OF PAYMENTS; NO DUPLICATION OF PAYMENTS.

          All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank. Payments pursuant to this Agreement shall be allocated between the Company and the Bank in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Company and the Bank on a quarterly basis, unless the applicable provision of this Agreement specifies that the payment shall be made by either the Company or the Bank. In no event shall the Executive receive duplicate payments or benefits from the Company and the Bank.

SECTION 14. COVENANT NOT TO COMPETE.

     In the event the Executive's employment with the Employers is terminated for any reason prior to the expiration of the Employment Period other than a termination of employment occurring within 30 days of a Change in Control, the Executive hereby covenants and agrees that for a period of two years following the date of his termination of employment with the Employers (or, if less, for the Remaining Employment Period), he shall not, without the written consent of the Employers, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any county in which the Company or the Bank maintains an office as of the date of termination of the Executive's employment.

SECTION 15. CONFIDENTIALITY.

          Unless he obtains the prior written consent of the Employers, the Executive shall at all times keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Employers or their subsidiaries, any material document or information obtained from the Employers or their subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 15 shall prevent the Executive, with or without the Employers' consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company's public reporting requirements to the extent that such participation or disclosure is required under applicable law.

SECTION 16. SOLICITATION.

          The Executive hereby covenants and agrees that, for a period of two years following his termination of employment with the Employers for any reason, he shall not, without the written consent of the Employers, either directly or indirectly:

          (a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employers or any of their subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in
     Section 14;

          (b) provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employers or any of their subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in
     Section 14; or

          (c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

SECTION 17. NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

          The termination of the Executive's employment during the Employment Period or thereafter, whether by the Employers or by the Executive, shall have no effect on the vested rights of the Executive under the Company's or the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, or other employee benefit plans or programs, or compensation plans or programs in which the Executive was a participant.

SECTION 18. SUCCESSORS AND ASSIGNS.

          (a) This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Employers will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession or assignment had taken place. Failure of the Employers to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employers in the same amount and on the same terms as the compensation pursuant to Sections 9 and 11 hereof. For purposes of implementing the provisions of this Section 18(a), the date which any such succession becomes effective shall be deemed the date of termination of the Executive's employment.

          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

SECTION 19. NOTICES.

          Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

          If to the Executive:

          Scott V. Fainor
          At the address last appearing
          on the personnel records of
          the Executive

          If to the Employers:

          KNBT Bancorp, Inc.
          Keystone Nazareth Bank & Trust Company
          Route 512 and Highland Avenue
          Bethlehem, Pennsylvania 18017
          (or the address of the Company's or the Bank's principal executive office, if different)
          Attention: Chairman of the Board

          with a copy, in the case of a notice to the Employers, to:

          Elias, Matz, Tiernan & Herrick L.L.P.
          734 15th Street, N.W.
          Washington, D.C.  20005
          Attention: Raymond A. Tiernan, Esq.
                     Gerald F. Heupel, Jr., Esq.

SECTION 20. INDEMNIFICATION FOR ATTORNEYS' FEES.

          (a) The Employers shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Employers' obligations hereunder shall be conclusive evidence of the Executive's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

          (b) The Employers' obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employers may have against the Executive or others. Unless it is determined that a claim made by the Executive was either frivolous or made in bad faith, the Employers agree to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of or in connection with his consultation with legal counsel or arising out of any action, suit, proceeding or contest (regardless of the outcome thereof) by the Employers, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. This Section 20(b) shall apply whether such consultation, action, suit, proceeding or contest arises before, on, after or as a result of a Change in Control.

SECTION 21. SEVERABILITY.

          A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

SECTION 22. WAIVER.

          Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

SECTION 23. COUNTERPARTS.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SECTION 24. GOVERNING LAW.

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts entered into and to be performed entirely within the Commonwealth of Pennsylvania, except to the extent that federal law controls.

SECTION 25. HEADINGS AND CONSTRUCTION.

          The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

SECTION 26. ENTIRE AGREEMENT; MODIFICATIONS.

          This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Nazareth Employment Agreement. By having this Agreement supersede the Nazareth Employment Agreement, the Executive acknowledges and agrees that no payments or benefits will be made to the Executive pursuant to Sections 3 and 4 of the Nazareth Employment Agreement in the event his employment is terminated on or after the Effective Date. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

SECTION 27. REQUIRED REGULATORY PROVISIONS.

          Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Employers, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

SECTION 28. DISPUTE RESOLUTION.

          (a) In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

          (b) If they do not reach such a solution within a period of thirty
(30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the "AAA"), before resorting to arbitration.

          (c) Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or the breach thereof, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the

AAA in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand. In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in Bethlehem, Pennsylvania or such other location as may be mutually agreed to by the parties.

          (d) The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney's fees incurred in connection with the arbitration and any judicial proceedings related thereto. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

SECTION 29. ACCESSION AGREEMENT

          Keystone shall ensure that the Company signs an accession agreement on or before the Effective Date pursuant to which the Company adopts and becomes a party to this Agreement and agrees to perform all of its obligations and agreements set forth herein.

          IN WITNESS WHEREOF, Keystone has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

          THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


                                          /s/ Scott V. Fainor
                                          --------------------------------------
                                          Scott V. Fainor, Executive


ATTEST:                                   KEYSTONE SAVINGS BANK


By: /s/ Michele A. Linsky                 By: /s/ Jeffrey P. Feather
    ------------------------------            ----------------------------------
    Name: Michele A. Linsky                   Name: Jeffrey P. Feather
    Title: Corporate Secretary                Title: Chairman of the Board

[Seal]